For Immediate Release                                 Exhibit 99.1

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Media
Jose Simon
Director, Public Affairs
757 466 5407 (office)
757 880 5090 (cellular)
jsimon@aglresources.com

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Matt Quinn
Planning Director, Investor Relations
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mcquinn@aglresources.com

VIRGINIA NATURAL GAS FILES TO FREEZE RATES FOR FIVE YEARS UNDER A PERFORMANCE-BASED REGULATION PLAN

ATLANTA—(BUSINESS WIRE) — July 1, 2005 — Virginia Natural Gas (VNG), a wholly owned subsidiary of AGL Resources Inc. (NYSE: ATG), today filed a proposal with the Virginia State Corporation Commission (VSCC) for the company to freeze its base rates for five years.

Under the company’s innovative plan, VNG’s base rates for natural gas distribution to its 258,000 customers would be frozen at their 1996 level through 2010, offering customers an additional five years of rate stability for a total of 14 years without a rate increase.

“Inflation has increased by more than 22 percent since 1996, while VNG has kept rates flat the entire time,” said Hank Linginfelter, president of VNG. “Not seeking a rate change since 1996 is the equivalent of a rate reduction for customers of over 22 percent on an inflation-adjusted basis.”

“We’re hopeful that the VSCC will allow VNG to continue on that course,” added Linginfelter. “Not seeking any rate increases for another five years will similarly act as a further reduction in rates for customers when adjusted for inflation.”

If the VSCC approves the company’s plan, VNG will become the first Virginia natural gas utility to operate under a 1996 state law that authorized Performance-Based Regulation (PBR) for natural gas utilities.

Under a PBR rate plan, rates can be frozen as an incentive for utilities to promote cost containment, productivity and rate stability without traditional rate proceedings that set rates based on investment, return and cost-of-service.

To meet the requirements of a VSCC order earlier this year, VNG today also filed schedules to support a $19.2 million-a-year rate increase that would be justified under a traditional rate case. Such an increase would increase base charges for gas distribution by more than $6 per month for the typical residential customer.

But Linginfelter said the company is willing to forgo a rate increase for at least five years in order to operate within a PBR rate plan.

“We would prefer to focus during the next five years on delivering safe and reliable service to our customers, making our company more efficient and meeting critical infrastructure needs without having to devote resources to lengthy and possibly contentious rate proceedings,” Linginfelter said. “We face the immediate challenge of adding capacity to serve VNG’s growing customer demand and are committed to making these costly investments without raising rates.”

Linginfelter said the rate freeze would allow VNG to continue the course of improvement that began with the 150-year-old company’s 2000 acquisition by AGL Resources, an Atlanta-based utility holding company.

During this period VNG has improved customer service, increased pipeline safety and reliability, managed costs through efficiencies and the implementation of technology solutions, kept rates at competitive levels, boosted the regional economy and supported local community service projects. In addition, an asset management agreement approved by the VSCC has saved VNG consumers almost $12 million on gas commodity costs, in addition to the savings from frozen base rates.

On April 29, 2005, the VSCC issued an order to address in a general rate case the issues raised by a March 2, 2005 commission staff report that alleged VNG is over-earning by $15.2 million in connection with its request to extend a successful weather normalization program.

"We are not earning in excess of our authorized returns as the commission staff has contended,” said Linginfelter. “The schedules we filed today show that an annual increase of $19.2 million is justified for VNG.”

The company’s proposal would not affect its VSCC-authorized Purchased Gas Cost, which passes gas commodity costs through to consumers. Consistent with state law, there would be two exceptions where there could be adjustments to frozen base rates. VNG could request a rate adjustment in connection with any changes in taxation by the Commonwealth of gas utility revenues as well as any financial distress of VNG beyond its control.

Given this filing, VNG does not expect the outcome of the rate proceeding to have an impact on its 2005 earnings contributions to AGL Resources. VNG is hopeful that the VSCC will establish an expeditious procedural schedule to consider the case and approve the company’s plan to freeze rates for another five years.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

About Virginia Natural Gas
Virginia Natural Gas, a wholly owned subsidiary of AGL Resources (NYSE: ATG), provides retail natural gas sales and distribution services to 258,000 customers in southeast Virginia. For more information, visit www.virginianaturalgas.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "indicate," "intend," "may," "plan," "predict," "project, "future," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe that our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies, including decisions on base rate increase requests by state regulators, concentration of credit risk, utility and energy industry consolidation, impact of acquisitions and divestitures, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors, interest rate fluctuations, financial market conditions and general economic conditions, uncertainties about environmental issues and the related impact of such issues, impacts of changes in weather upon the temperature-sensitive portions of the business, acts of war or terrorism, and other factors which can be found in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

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